EXHIBIT 99.1

                          AG-BAG INTERNATIONAL LIMITED
                          ----------------------------
     "PROVIDING COST EFFECTIVE, ENVIRONMENTALLY SOUND AG-STORAGE SOLUTIONS"

                                 OTCBB - "AGBG"
FOR IMMEDIATE RELEASE:
Monday, August 16, 2004
Contact: Mike Schoville, Ag-Bag International Limited, 800-334-7432

             AG-BAG INTERNATIONAL LIMITED ANNOUNCES SALE OF COMPANY
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Ag-Bag International Limited (Warrenton, Oregon) announced today that the
Company has entered into an Asset Purchase Agreement to sell substantially all of the Company's operating assets to Miller St. Nazianz, Inc., a Wisconsin corporation. The Company estimates this transaction to be valued around $8 - $9 million in cash, subject to adjustments for assets and inventory actually acquired at closing under the agreement. The transaction, which has been approved by the Company's Board of Directors, is subject to stockholder approval and other customary closing conditions, and is anticipated to close within the next ninety days.

Under the terms of the agreement, Miller St. Nazianz, Inc. will acquire substantially all of the Company's operating assets, including the Ag-Bag name, and integrate the operations of Ag-Bag into its current farm equipment manufacturing business operations. Mike Schoville, CEO, stated "The asset sale to Miller St. Nazianz provides that the marketplace will continue having the premium Ag-Bag silage bags and its industry leading silage bagging machinery they have come to expect. Ag-Bag products will be backed by a Company with strong agriculture manufacturing capacity, and an established dealer network, to integrate our marketing efforts for long-term growth potential. In addition, the Company is actively looking to sell its real estate and other assets remaining from the purchase in order to maximize stockholder value."

This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the Asset Purchase Agreement. The Company will be filing preliminary proxy materials with the Securities and Exchange Commission for the meeting of stockholders to be held to vote on the Asset Purchase Agreement. Upon satisfactory completion of the Commission's review and comment on the preliminary proxy materials, the Company will call a meeting of its stockholders to vote on the matter and will file with the Commission and mail to the Company's stockholders definitive proxy materials. The definitive proxy materials will contain important information regarding the Asset Purchase Agreement, including the recommendation of the Company's Board of Directors with respect to the Asset Purchase Agreement. Stockholders are advised to read the definitive proxy materials, including the proxy statement and the Asset Purchase Agreement, before making any decisions regarding the matter.

Ag-Bag International Limited is a northwest company headquartered in Warrenton, Oregon with a second major facility located in Blair, Nebraska. The Company manufactures and sells to the international agricultural industry its farm feed management systems, for the high moisture storage of silage and grains, and its composting system, for large scale "in-vessel" composting.

The discussion in this press release contains forward-looking statements that involve risks and uncertainties and various factors that could cause actual results to differ materially from those projected. Forward-looking statements contained in this release relate to the Company's plans and expectations as to: its estimate of the closing price of this transaction which is subject to adjustment based upon the ultimate assets and inventory acquired, the timeline to complete the


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                                                                    EXHIBIT 99.1


transaction, and expectations of the Company's ability to sell its remaining real estate. There are many risks and uncertainties that could cause actual results to differ materially, including: failure to fulfill all conditions precedent to the transaction (including stockholder approval), post-closing claims for indemnification against the Company, and the inability to sell the Company's remaining assets. Readers are urged, however, to review the factors set forth in reports the Company files from time to time with the Securities and Exchange Commission. Actual results may differ materially from the forward-looking statements.


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